Exhibit 23.4

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of Powerwave Technologies, Inc. to be filed on or about November 21, 2005 of our report dated March 19, 2004, with respect to the combined financial statements of REMEC Wireless Systems (a reportable segment of REMEC, Inc.) for the years ended January 31, 2004 and 2003 included in Powerwave Technologies, Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

November 17, 2005